EXHIBIT 99.1

NEWS RELEASE

For Further Information Contact:

Michael J. Kraupp

Vice President Finance and Treasurer

Telephone:  (435) 634-3212

Fax:  (435) 634-3205

FOR IMMEDIATE RELEASE:          February 8, 2008

SKYWEST ANNOUNCES FOURTH QUARTER

AND YEAR END 2007 RESULTS

St. George, Utah—SkyWest, Inc. (NASDAQ: SKYW) today reported operating revenues of $854.7 million for the quarter ended December 31, 2007, an 8.3% increase, compared to $789.6 million for the same period last year.  SkyWest also reported net income of $40.9 million for the quarter ended December 31, 2007, or $0.66 per diluted share, compared to $31.2 million of net income or $0.48 per diluted share for the same period last year.

SkyWest also reported operating revenues of $3.37 billion for the year ended December 31, 2007, an 8.3% increase, compared to $3.11 billion for the same period last year.  SkyWest also reported net income of $159.2 million for the year ended December 31, 2007, or $2.49 per diluted share, compared to $145.8 million of net income or $2.30 per diluted share for the year ended December 31, 2006.

The primary items of significance affecting the fourth quarter of 2007 are outlined below:

Total operating revenues for the fourth quarter of 2007 increased primarily as a result of a 12.7% increase in available seat miles (ASMs) and by increased fuel cost reimbursements by SkyWest’s major partners that are recorded as operating revenues and operating expenses, under contract flying arrangements.  Operating revenues were also negatively impacted by a 3.9% decrease in revenue per available seat mile.

Total operating expenses and interest per ASM for the fourth quarter of 2007, excluding fuel charges of $283.7 million or $0.049 per ASM, was $0.089, compared to $0.095 for the same quarter last year.  The decrease was primarily due to the addition of 29 additional regional jet aircraft during the year and a favorable comparison to last year wherein SkyWest was negatively impacted by severe weather in the fourth quarter, of last year, and unable to generate scheduled ASMs and still incurred operating costs.

Total ASMs for the fourth quarter of 2007 increased 12.7% from the fourth quarter of 2006, primarily as a result of SkyWest increasing its total fleet size to 436 aircraft as of December 31, 2007, from 410 as of December 31, 2006.  At December 31, 2007, SkyWest’s fleet consisted of:  365 regional jets (233 Delta, 117 United and 15 Midwest); 59 EMB-120 aircraft (48 United, and 11 Delta); and 12 ATR72 aircraft (all Delta).  During the fourth quarter of 2007, SkyWest generated 5.81 billion ASMs, compared to 5.16 billion ASMs during the same period of 2006.

During the quarter ended December 31, 2007, SkyWest continued repurchasing outstanding shares of its common stock under a 5.0 million share stock buyback program previously authorized by its board of directors.  As of December 31, 2007, SkyWest had repurchased 5.0 million shares under the program, at an average cost of $25.20 per share and a total cost of approximately $125.9 million.  Additionally, on November 8, 2007, SkyWest announced the authorization by its Board of Directors to repurchase up to an additional 5.0 million shares of its common stock.

As of December 31, 2007, no shares had been repurchased under this additional authorization.  SkyWest currently intends to continue to purchase common shares of its outstanding stock under the authorized stock buyback program, from time to time, as it deems appropriate.

On October 12, 2007, SkyWest announced plans to acquire 22 additional regional jet aircraft allowing for the retirement of 23 EMB-120 turboprop aircraft.  SkyWest intends to operate these additional jet aircraft under existing capacity purchase agreements for both United and Delta with 18 of the aircraft operating under its United Express banner and 4 of the aircraft operating under its Delta Connection banner, with all of the aircraft being allocated to its wholly-owned subsidiary, SkyWest Airlines.  Subsequently in the fourth quarter of 2007, SkyWest selected Bombardier as the supplier of these regional jet aircraft with deliveries scheduled to begin in the fourth quarter of 2008 and continue through 2009.

During the quarter ended December 31, 2007, Delta Air Lines notified SkyWest, SkyWest Airlines and Atlantic Southeast Airlines (“ASA”) of a dispute under the Delta connection agreements executed by Delta with SkyWest Airlines and ASA.  The dispute related to the allocation of liability for certain irregular operations (“IROP”) expenses that are paid by SkyWest Airlines and ASA to their passengers under certain situations.  As a result, Delta withheld a combined total of approximately $25 million (pretax) from one of the weekly scheduled wire payments to SkyWest Airlines and ASA during December.  Subsequent to year end, SkyWest has filed a lawsuit in Georgia state court disputing Delta’s treatment of the matter.  SkyWest has evaluated the Delta dispute in accordance with the provisions of Financial Accounting Standards Board No. 5 (“FASB No. 5”), Accounting for Contingencies.  Based on the provisions of FASB No. 5, an estimated loss is accrued if the loss is probable and reasonably estimable.  Because these conditions have not been satisfied, SkyWest has not recorded a loss in the condensed consolidated financial statements as of December 31, 2007.

In July 2006, The FASB issued Interpretation No. 48, Accounting for Uncertainty in Income Taxes, (“FIN No. 48”).  FIN No. 48 prescribes a recognition threshold and measurement process for recording in the financial statements uncertain tax positions taken or expected to be taken in a company’s tax return.  The provisions of FIN No. 48 became effective for SkyWest beginning January 1, 2007.  In conjunction with the fourth quarter and year-end evaluation of SkyWest’s FIN No. 48 liability, SkyWest reduced its income tax provision by approximately $2.7 million for the quarter ended December 31, 2007.

SkyWest recorded stock-based compensation expense of approximately $2.6 million ($1.8 million after tax) for the quarter ended December 31, 2007.  Future stock-based compensation expense will be contingent upon the amount of future option or stock grants that are made by SkyWest’s Board of Directors.

At December 31, 2007, SkyWest had $660.4 million in cash and marketable securities compared to $651.9 million as of December 31, 2006.  SkyWest’s long-term debt increased to approximately $1.73 billion as of December 31, 2007, compared to $1.67 billion at December 31, 2006, consistent with SkyWest’s refinancing arrangements on aircraft and making normal recurring debt payments.  SkyWest has significant long-term lease obligations that are recorded as operating leases and are not reflected as liabilities on SkyWest’s consolidated balance sheets.  At a 7.39% discount factor, the present value of these lease obligations was approximately $2.1 billion as of December 31, 2007.

Under SkyWest Airlines’ United Express Agreement, specific amounts are included in the rates charged for mature maintenance on regional jet aircraft engines that SkyWest records as revenue.  However, consistent with the time and material maintenance policy, as more fully described in SkyWest’s Annual Report on Form 10-K for the year ended December 31, 2006, SkyWest records maintenance expense on its CRJ200 regional jet aircraft engines as the maintenance events occur.  As a result, during the fourth quarter of 2007, SkyWest collected and recorded as revenue $7.8 million (pretax) under its United Express Agreement which is net of any regional jet engine maintenance overhauls.

SkyWest Airlines, based in St. George, Utah, and ASA, based in Atlanta, Georgia are wholly-owned subsidiaries of SkyWest.  SkyWest Airlines operates as United Express, Delta Connection and Midwest Connect carriers under contractual agreements with United Airlines, Delta Air Lines and Midwest Airlines.  ASA operates as a Delta Connection carrier under a contractual agreement with Delta Air Lines.  System-wide, SkyWest serves a total of approximately 230 cities in the United States, Canada, Mexico and the Caribbean, with approximately 2,488 daily departures.  This press release and additional information regarding SkyWest can be accessed at www.skywest.com.

In addition to historical information, this release contains forward-looking statements.  SkyWest may, from time-to-time, make written or oral forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Such statements encompass SkyWest’s beliefs, expectations, hopes or intentions regarding future events.  Words such as “expects,” “intends,” “believes,” “anticipates,” “should,” “likely” and similar expressions identify forward-looking statements.  All forward-looking statements included in this release are made as of the date hereof and are based on information available to SkyWest as of such date.  SkyWest assumes no obligation to update any forward-looking statement. Actual results will vary, and may vary materially, from those anticipated, estimated, projected or expected for a number of reasons, including, among others: the failure to successfully operate as anticipated under the terms of the Delta Connection, United Express and Midwest Connect Agreements; the impact of ASA’s organized labor forces and the impact of the costs of such labor forces on SkyWest’s operations and financial condition; and the challenges of competing successfully in a highly competitive and rapidly changing industry.  Other factors that may cause actual results to vary from SkyWest’s expectations include developments associated with fluctuations in the economy and the demand for air travel; ongoing negotiations between SkyWest and its major partners regarding their contractual relationships; variations in market and economic conditions; the impact of global instability, including the continued impact of the United States military presence in foreign countries, the September 11, 2001 terrorist attacks and the potential impact of future hostilities, terrorist attacks or other global events; employee relations and labor costs; ability to attract and retain qualified labor; rapidly escalating fuel costs; the degree and nature of competition; potential fuel shortages in markets where SkyWest Airlines or ASA operates; the impact of weather-related or other natural disasters on air travel and airline costs; the ability of SkyWest Airlines and ASA to expand services in new and existing markets and to maintain profit margins in the face of pricing pressures; aircraft deliveries; SkyWest’s ability to obtain financing; and other unanticipated factors.  Risk factors, cautionary statements and other conditions which could cause actual results to differ from management’s current expectations are contained in SkyWest’s filings with the Securities and Exchange Commission, including the section of SkyWest’s Annual Report on Form 10-K, entitled “Risk Factors.”

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SKYWEST, INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Dollars and Shares in Thousands, Except per Share Amounts)

(Unaudited)

	Three Months Ended December 31,		Year ended December 31,
	2007	2006	2007	2006
Operating revenues:
Passenger	$848,132	$783,858	$3,342,131	$3,087,215
Ground handling and other	6,583	5,699	32,201	27,441
	854,715	789,557	3,374,332	3,114,656
Operating expenses:
Flying operations	476,998	432,996	1,845,510	1,721,895
Customer service	100,408	106,988	428,666	405,781
Maintenance	105,707	81,779	397,855	311,926
Depreciation and amortization	53,322	49,714	208,944	189,885
General and administrative	34,655	39,173	148,833	146,009
	771,090	710,650	3,029,808	2,775,496
Operating income	83,625	78,907	344,524	339,160
Other income (expense):
Interest income	7,735	7,441	31,650	19,953
Interest expense	(31,186)	(31,952)	(126,320)	(118,002)
Gain (loss) on sale of property and equipment	—	—	467	(1,084)
	(23,451)	(24,511)	(94,203)	(99,133)
Income before income taxes	60,174	54,396	250,321	240,027
Provision for income taxes	19,319	23,148	91,129	94,221
Net income	$40,855	$31,248	$159,192	$145,806

Basic earnings per share	$0.67	$0.49	$2.54	$2.33
Diluted earnings per share	$0.66	$0.48	$2.49	$2.30
Weighted average common shares:
Basic	60,807	63,940	62,710	62,474
Diluted	62,204	64,868	64,044	63,382

Unaudited Operating Highlights

	Three Months Ended December 31,				Year ended December 31,
Operating Highlights	2007	2006	% Change		2007	2006	% Change
Passengers carried	8,499,998	7,740,004	9.8		34,392,755	31,465,552	9.3
Revenue passenger miles (000)	4,395,141	3,961,246	11.0		17,892,282	15,819,191	13.1
Available seat miles (000)	5,812,347	5,155,816	12.7		22,968,768	20,209,888	13.7
Passenger load factor	75.6%	76.8%	(1.2	)pts	77.9%	78.3%	(.4	)pts
Passenger breakeven load factor	71.0%	72.2%	(1.2	)pts	72.9%	72.7%	.2	pts
Yield per revenue passenger mile	$0.193	$0.198	(2.5)		$0.187	$0.195	(4.1)
Revenue per available seat mile	$0.147	$0.153	(3.9)		$0.147	$0.154	(4.5)
Cost per available seat mile	$0.138	$0.144	(4.2)		$0.137	$0.143	(4.2)
Fuel cost per available seat mile	$0.049	$0.049	—		$0.046	$0.050	(8.0)
Average passenger trip length	517	512	1.0		520	503	3.4
Block Hours	364,540	331,194	10.1		1,438,818	1,298,769	10.8
Departures	234,826	218,921	7.3		904,795	857,631	5.5